Exhibit 10.4
AIR PRODUCTS AND CHEMICALS, INC.
OFFICER’S CERTIFICATE
I, Lynn C. Minella, Senior Vice President of Human Resources and Communications of Air Products and Chemicals, Inc. (the “Company”), pursuant to the authority delegated to me by John P. Jones in the attached Officer’s Certificate, do hereby amend the Supplementary Pension Plan of Air Products and Chemicals, Inc., as Amended and Restated Effective January 1, 2008 (the “Plan”), as follows:
     1. Effective 1 October 2008, Section 3.9(b) is amended to read as follows:
“(b) For purposes of this Section 3.9, if an Employee Separates from Service prior to his or her Early Retirement Date, the actuarial present value of any benefit will be calculated using the mortality table set forth in Revenue Ruling 2001-62 (2001-53 IRB 1) and the rate of interest on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service for June of the prior Plan Year. If an Employee Separates from Service on or after his or her Early Retirement Date, the same actuarial factors and assumptions as are employed under Section 3.6(b) of the Plan shall be used to calculate the actuarial present value of any benefit for purposes of this Section 3.9.

Lynn C. Minella

Date: